EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ON Semiconductor Corporation of our reports dated February 22, 2008, with respect to the consolidated financial statements of AMIS Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AMIS Holdings, Inc. and subsidiaries included in Form 8-K/A of ON Semiconductor Corporation, filed with the Securities and Exchange Commission on June 2, 2008.

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

October 20, 2008